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                                EXHIBIT 11.1
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                  DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA

                                             Three months ended
                                                  June 30,
                                             ------------------
                                              1996          1995
                                            ---------   ---------
Primary:
Net earnings available for common and
  common equivalent shares                      $9,725     $12,741
                                           -----------  ----------
Weighted average common and common
  equivalent shares outstanding             39,210,818  39,028,114
                                           -----------  ----------
Primary earnings per common share                $0.25       $0.33
                                           ===========  ==========

Fully Diluted:
Net earnings available for common and
 common equivalent chares                       $9,725     $12,741
                                           -----------  ----------
Weighted average common and common
 equivalent shares outstanding assuming
 ending market price                        39,210,818  39,083,276
                                           -----------  ----------
Fully diluted earnings per common share          $0.25       $0.33
                                           ===========  ==========